Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in Registration Statement No. 333-191967 on Form S-3 and Registration Statement Nos. 333-180221, 333-187545 and 333-192016 on Form S-8 of our report dated February 28, 2014, relating to the consolidated financial statements of Yelp Inc. and subsidiaries, and the effectiveness of Yelp Inc.’s internal control over financial reporting, appearing in the this Annual Report on Form 10-K of Yelp Inc. for the year ended December 31, 2013.

/S/ DELOITTE & TOUCHE LLP

San Jose, California
February 28, 2014